EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
January 17, 2007
CONTACT:
Buffalo Communications
Rich Katz
703.891.3319
rkatz@billycaspergolf.com
Shane Sharp
704.519.8381
ssharp@billycaspergolf.com
ProLink Solutions Acquires ScoreCast Golf Tournament Software
Industry-Leading Scoring System Designed in Cooperation with The PGA of America, Used by
Courses and Golf Professionals Around the World
(CHANDLER, Ariz.) — ProLink Solutions — a wholly-owned subsidiary of ProLink Holdings Corp. (OTC BB: PLKH.OB) and the world’s leading provider of Global Positioning Satellite (“GPS”) golf course management systems and on-course advertising — announced today it has acquired substantially all of the operating assets of ScoreCast, Inc., including the most widely used tournament scoring software in the golf industry, ScoreCast Golf Tournament Software.
Founded in 1994 as part of a broad suite of programs targeted to the golf industry, ScoreCast began its relationship with The PGA of America in 1999. The scoring system software is currently used by nearly all of the 41 local PGA sections to manage thousands of professional events annually. ScoreCast’s relationship with The PGA of America includes ongoing software development, support, and special benefits to The PGA of America’s 28,000 members nationwide.
ScoreCast has been the exclusive tournament management software used in The PGA of America’s Professional Golf Management curricula by some 10,000 students at 19 universities nationwide since 1999. The accredited curriculum teaches new golf professionals how to run and score a tournament using the system.
“ScoreCast is a recognized and respected name in the golf industry and enjoys excellent, long-standing relationships with The PGA of America and golf courses around the world,” says Lawrence D. Bain, CEO of ProLink Solutions. “This purchase presents ProLink with immediate bottom-line savings as well as new opportunities to continue the partnership with The PGA of America, its local sections, and with courses looking to enhance their tournament management capabilities.”
The leading innovator in tournament management systems, ScoreCast recently introduced new web-enabled scoring software, allowing courses to post scores, pairings, tee times and stats with a single click. Its ScoreCast LeaderBoard function has also been enhanced to feature real-time digital video and simplified operation.
Dick Halloy, former majority owner and President of ScoreCast, will remain with the company as a consultant. “With ProLink’s resources, we will be able to more effectively roll ScoreCast out to the entire golf course universe at substantially reduced prices,” Halloy says.

“With this acquisition, we plan to enhance the integration between the ScoreCast software and the ProLink system,” Mr. Bain continues. “This includes offering golfers a wide variety of additional features which will expand the golfing experience off the course, such as the use of cell phones, websites and e-mails to allow golfers to view and evaluate their play after a round is completed. Sending scores post-round to a ‘virtual locker room’ in a social network environment will allow golfers to review, analyze and share their scores. This connectivity will allow our advertising partners to continue to communicate their message with the golfers off, as well as on, the golf course. For end-users, this is further evidence of our commitment to creating a comprehensive golf experience surrounding our state-of-the-art GPS systems. For our golf course partners, this acquisition means increased credibility and more efficient scoring of tournaments. For shareholders, this acquisition further differentiates ProLink from any competitors and as we expand the benefits of this scoring solution, we believe the synergies and marketing opportunities will provide a significant return on our investment.”
About the ProLink System
Innovators of golf GPS technology, ProLink Solutions’ core philosophy is to be a “Trusted Partner” in golf course management. From enhancing golfers’ overall experience and improving pace-of-play, to bolstering revenue streams and creating new profit centers, ProLink Solutions products and services have captured markets both nationally and globally.
Installed at more than double the courses of its competitors, combined, ProLink is featured at more than 500 resorts, private and public courses worldwide; including 2006 Ryder Cup host the K Club in Straffan, Ireland; Valderrama Golf Club in Spain; Dal-Takararazuka in Osaka, Japan; and Kapalua Resort in Maui, Hawaii. The world’s most respected golf management companies have also adopted the innovative technology and marketing richness: Billy Casper Golf, Evergreen Alliance Group, Kemper Sports, and Pacific Golf Management all engage with ProLink.
Golf cart fleets are custom fit with 10.4” high-resolution color monitors that broadcast vibrant, easy-to-read graphics of each hole. Throughout their rounds, golfers continually refer to the screen to pinpoint distances, locate hazards, navigate the golf course and to place food and beverage orders with the touch of a button. The ability to relay medical emergencies and receive dangerous weather condition warnings from the pro shop provides golfers with a full suite of communication tools.
From the pro shop, management utilizes the ProLink system to monitor golf cart fleets and optimize operations using fully integrated, Windows-based workstations. The precise locations of golf carts, color-coded pace-of-play status for each cart, as well as cart battery levels and other wear and tear indicators are readily available. Robust back-end reporting through user-friendly software yields a multitude of course statistics, all designed to raise the bottom line. Courses engaging with ProLink report pace-of-play improvements of up to 30 minutes per round, resulting in four additional rounds per day.
Food and beverage managers are able to post daily lunch specials and/or high margin items on the ProLink units, boosting sales by up to 30 percent. Event planners are able to maximize tournament and corporate outing revenue via the ProLink system. Through its ScoreCast and ScoreMaster software suites, ProLink units offer a simplified-yet-comprehensive tournament set-up that allows for any format and for any number of tournaments to be carried out simultaneously.
ProLink Solutions also offers financial solutions through ProLink Capital for leasing the system, fleet expansions, or course improvements. The ProFit program is another alternative for courses to leverage financing options and generate substantial advertising revenues to substantially reduce or eliminate the system cost.

Risks and uncertainties are described in reports filed by ProLink Holdings, Corp with the United States Securities and Exchange Commission. For more information about ProLink, visit www.goprolink.com, call 480.753.2337 or email info@goprolink.com.
Investor Relations Contact:
Investor Relations
Hayden Communications
Brett Maas, 646.536.7331
brett@haydenir.com
Safe Harbor
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (PLKH). Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The information set forth herein should be read in light of such risks. ProLink Solutions does not assume any obligation to update the information contained in this press release.
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